Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stock Option Awards Granted Under the Vigtory, Inc. 2020 Equity Compensation Plan, as amended of our report dated April 30, 2020, with respect to the consolidated financial statements of fuboTV Media Inc., a Delaware corporation (f/k/a fuboTV Inc.), included in its Registration Statement (Form S-1A No. 333-249783) of fuboTV Inc., a Florida corporation (f/k/a FaceBank Group, Inc.), for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
March 5, 2021